Exhibit 99.1

OTTAWA BANCORP, INC.

Announces Second Quarter 2019 Results

Ottawa, Illinois – August 2, 2019 - Ottawa Bancorp, Inc. (the “Company”) (Nasdaq CM: OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced net income of $0.4 million, or $0.14 per basic and diluted common share for the three months ended June 30, 2019, compared to net income of $0.4 million, or $0.11 per basic and diluted common share for the three months ended June 30, 2018. For the six months ended June 30, 2019, the bank announced net income of $0.8 million, or $0.26 per basic and diluted common share, compared to net income of $0.8 million, or $0.26 per basic and diluted common share for the six months ended June 30, 2018.   During the second quarter of 2019, the Company experienced an increase in non-performing loans. Non-performing loans increased from $1.5 million at December 31, 2018 to $1.9 million at June 30, 2019, which caused the ratio of non-performing loans to gross loans to increase from 0.63% at December 31, 2018 to 0.75% at June 30, 2019. Additionally, through June 30, 2019, the Company has repurchased a total of 275,570 shares of its common stock at an average price of $14.20 per share as part of the stock repurchase program approved on November 7, 2018 and its previous program which expired in November, 2018.

Comparison of Results of Operations for the Three Months Ended June 30, 2019 and June 30, 2018

Net income for the three months ended June 30, 2019 was $434,612 compared to net income of $355,873 for the three months ended June 30, 2018. The increase in net income of $78,739 or 22.1%, was primarily attributed to an increase in net interest income after provision for loan losses of $56,394 and a decrease in total other expenses of $58,134. The increases were partially offset by a decrease in total other income of $15,294 and an increase in taxes of $20,495.

Net interest income increased by $0.04 million, or 1.71%, to $2.35 million for the three months ended June 30, 2019, from $2.31 million for the three months ended June 30, 2018. Interest and dividend income increased $0.3 million, or 12.01%, primarily due to an increase in the average balances of interest-earning assets of $19.9 million. The increase in net interest income was partially off-set by an increase in interest expense as the average cost of funds increased 45 basis points to 1.33% for the three months ended June 30, 2019. The net interest margin decreased 21 basis points during the three months ended June 30, 2019 to 3.45% from 3.66%.

We recorded a provision for loan losses of $0.2 million for the three-month periods ended June 30, 2019 and 2018. The allowance for loan losses was $2.6 million, or 1.07% of total gross loans at June 30, 2019 compared to $2.5 million, or 1.14% of gross loans at June 30, 2018. Net charge-offs during the second quarter of 2019 were $150,559 compared to $211,547 during the second quarter of 2018. General reserves were higher at June 30, 2019, when compared to June 30, 2018, primarily due to the balances in most loan categories increasing during the twelve months ended June 30, 2019. Additionally, changes in qualitative factors during the twelve months ended June 30, 2019, as compared to the twelve months ended June 30, 2018, increased the general reserve slightly. These increases to the allowance were partially off-set by improvements in historical loss levels. Although non-performing loans increased, specific reserves as of June 30, 2019 were approximately $90,000 lower than they were as of June 30, 2018 due to the transfer of one loan to OREO and the charge-off of the specific reserve for another loan.

Total other income decreased $0.02 million, to $0.54 million for the three months ended June 30, 2019, as compared to $0.56 million for the three months ended June 30, 2018. The decrease was primarily due to lower revenues related to mortgage banking activity as mortgage production continues to lag as compared to 2018 levels.

Total other expense decreased $0.1 million, or 2.6%, to $2.1 million for the three months ended June 30, 2019, as compared to $2.2 million for the three months ended June 30, 2018.  The decrease was primarily due to lower costs in the other expense category. Although most expense categories are lower for the 2019 period than in 2018, salaries and employee benefit costs increased over 2018 levels due to the addition of a commercial lender and a senior credit analyst, which offset most of the favorable results.

We recorded income tax expense of $0.1 million for both of the three-month periods ended June 30, 2019 and 2018.

Comparison of Results of Operations for the Six Months Ended June 30, 2019 and June 30, 2018

Net income was $0.8 million for both of the six-month periods ended June 30, 2019 and 2018.

Net interest income increased by $0.3 million, or 5.4%, to $4.8 million for the six months ended June 30, 2019, from $4.5 million for the six months ended June 30, 2018. Interest and dividend income increased $0.8 million, or 15.7%, primarily due to an increase in the average balances of interest-earning assets of $22.3 million. The increase in net interest income was partially off-set by an increase in interest expense as the average cost of funds increased 46 basis points to 1.29% for the six months ended June 30, 2019. The net interest margin decreased 12 basis points, or 3.30% during the six months ended June 30, 2019 to 3.52% from 3.64%.

We recorded a provision for loan losses of $0.3 million for both of the six-month periods ended June 30, 2019 and 2018. The allowance for loan losses was $2.6 million, or 1.07% of total gross loans at June 30, 2019 compared to $2.5 million, or 1.14% of gross loans at June 30, 2018. Net charge-offs during the first six months of 2019 were $279,934 compared to $238,960 during the first six months of 2018. General reserves were higher at June 30, 2019, when compared to June 30, 2018, primarily due to the balances in all loan categories increasing during the twelve months ended June 30, 2019. These increases to the allowance were partially off-set by improvements in historical loss levels and changes in qualitative factors during the twelve months ended June 30, 2019, as compared to the twelve months ended June 30, 2018. Although non-performing loans increased, specific reserves as of June 30, 2019 were approximately $90,000 lower than they were as of June 30, 2018 due to the transfer of one loan to OREO and the charge-off of the specific reserve for another loan.

Total other income decreased slightly to $0.9 million for the six months ended June 30, 2019, as compared to $1.1 million for the six months ended June 30, 2018. The decrease was primarily due to decreases in loan origination and servicing income, gain on sale of foreclosed real estate and gain on sale of loans.

Total other expense increased $0.07 million, or 1.7%, to $4.21 million for the six months ended June 30, 2019, as compared to $4.14 million for the six months ended June 30, 2018.  The increase was primarily due to higher salaries and employee benefits, legal and professional fees and data processing costs which was offset by lower costs in loan expense and other expense.

We recorded income tax expense of approximately $0.3 million for both of the six-month periods ended June 30, 2019 and 2018.

Comparison of Financial Condition at June 30, 2019 and December 31, 2018

Total consolidated assets as of June 30, 2019 were $301.6 million, an increase of $8.8 million, or 3.0%, from $292.8 million at December 31, 2018.  The increase was primarily due to an increase of $9.2 million in the net loan portfolio, an increase in federal funds sold of $2.5 million, an increase in OREO of $0.2 million as well as a $0.1 million increase in several asset categories, partially off-set by decreases in cash and cash equivalents of $2.2 million, securities available for sale of $0.6 million and other assets of $0.4 million.

Cash and cash equivalents decreased $2.2 million, or 26.5%, to $6.2 million at June 30, 2019 from $8.4 million at December 31, 2018. The decrease in cash and cash equivalents was primarily a result of cash used in investing activities of $11.3 million exceeding cash provided by financing activities of $7.5 million and cash provided by operating activities of $1.6 million.

Securities available for sale decreased $0.6 million, or 2.4%, to $24.9 million at June 30, 2019 from $25.5 million at December 31, 2018, as paydowns, calls, and maturities exceeded new securities purchases.

Net loans increased by $9.2 million, or 3.9%, to $245.1 million at June 30, 2019 compared to $235.9 million at December 31, 2018 primarily as a result of a $9.3 million increase in one-to-four family loans, a $6.9 million increase in commercial loans and a $3.3 million increase in consumer direct loans. The increases were off-set by decreases of $6.4 million in non-residential real estate loans and $3.9 million in purchased auto loans.

Total deposits increased $5.6 million, or 2.5%, to $229.0 million at June 30, 2019 from $223.4 million at December 31, 2018. At June 30, 2019, non-interest bearing checking accounts increased $4.0 million, savings accounts increased by $2.1 million and certificates of deposit increased by $6.9 million as compared to December 31, 2018. The increases were offset by a decrease in checking accounts which decreased by $6.4 million and money market accounts which decreased by $1.0 million as compared to December 31, 2018.

FHLB advances increased $5.5 million, or 45.4% to $17.6 million at June 30, 2019 compared to $12.1 million at December 31, 2018. The additional FHLB advances were used to fund loan growth.

Stockholders’ equity decreased $2.2 million, or 4.3% to $50.6 million at June 30, 2019 from $52.8 million at December 31, 2018. The decrease reflects $2.0 million used to repurchase and cancel 139,349 outstanding shares of Company common stock and $1.6 million in declared dividends. The decreases were partially offset by other comprehensive income which increased by $0.3 million related to an increase in the fair value of securities available for sale and net income of $0.8 million for the six months ended June 30, 2019 and proceeds from stock options exercised.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Balance Sheets
June 30, 2019 and December 31, 2018
(Unaudited)
	June 30,	December 31,
	2019	2018
Assets
Cash and due from banks	$4,512,795	$2,416,568
Interest bearing deposits	1,683,645	6,013,890
Total cash and cash equivalents	6,196,440	8,430,458
Time deposits	250,000	250,000
Federal funds sold	8,118,000	5,663,000
Securities available for sale	24,926,481	25,533,767
Loans, net of allowance for loan losses of $2,647,805 and $2,627,738 at June 30, 2019 and December 31, 2018, respectively	245,111,776	235,926,419
Loans held for sale	121,125	-
Premises and equipment, net	6,637,592	6,621,080
Accrued interest receivable	846,113	824,542
Foreclosed real estate	196,000	-
Deferred tax assets	1,842,234	1,898,141
Cash value of life insurance	2,365,299	2,341,453
Goodwill	649,869	649,869
Core deposit intangible	199,000	228,000
Other assets	4,096,004	4,469,350
Total assets	$301,555,933	$292,836,079
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$18,034,007	$14,057,719
Interest bearing	210,959,119	209,390,810
Total deposits	228,993,126	223,448,529
Accrued interest payable	12,199	5,648
FHLB advances	17,577,635	12,087,152
Other liabilities	4,413,353	4,470,384
Total liabilities	250,996,313	240,011,713
Commitments and contingencies

Stockholders' Equity
Common stock, $.01 par value, 12,000,000 shares authorized; 3,223,318 and 3,358,922 shares issued at June 30, 2019 and December 31, 2018, respectively	32,233	33,589
Additional paid-in-capital	33,614,487	35,579,606
Retained earnings	18,125,450	18,859,232
Unallocated ESOP shares	(1,487,608)	(1,576,616)
Unallocated management recognition plan shares	(34,980)	(40,361)
Accumulated other comprehensive income (loss)	310,038	(31,084)
Total stockholders' equity	50,559,620	52,824,366
Total liabilities and stockholders' equity	$301,555,933	$292,836,079

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2019 and 2018
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Interest and dividend income:
Interest and fees on loans	$2,852,347	$2,546,964	$5,712,939	$4,945,633
Securities:
Residential mortgage-backed and related securities	73,858	71,353	156,319	138,819
State and municipal securities	100,610	103,203	198,021	203,651
Dividends on non-marketable equity securities	6,277	5,208	12,711	9,394
Interest-bearing deposits	54,168	29,554	99,547	45,348
Total interest and dividend income	3,087,260	2,756,282	6,179,537	5,342,845
Interest expense:
Deposits	672,145	400,605	1,280,535	733,129
Borrowings	68,445	48,401	141,146	96,545
Total interest expense	740,590	449,006	1,421,681	829,674
Net interest income	2,346,670	2,307,276	4,757,856	4,513,171
Provision for loan losses	170,000	187,000	300,000	312,500
Net interest income after provision for loan losses	2,176,670	2,120,276	4,457,856	4,200,671
Other income:
Gain on sale of loans	173,334	175,660	258,291	308,871
Gain/(Loss) on sale of foreclosed real estate, net	-	(2,438)	-	39,597
Loan origination and servicing income	200,108	208,146	354,391	371,018
Origination of mortgage servicing rights, net of amortization	(3,045)	9,999	(12,735)	22,853
Customer service fees	125,079	126,012	240,945	249,007
Increase in cash surrender value of life insurance	11,912	11,865	23,846	23,635
Gain/(Loss) on sale of repossessed assets, net	8,544	2,470	7,796	(238)
Other	24,184	23,696	45,946	48,634
Total other income	540,116	555,410	918,480	1,063,377
Other expenses:
Salaries and employee benefits	1,188,291	1,103,496	2,286,849	2,115,940
Directors fees	43,000	46,750	86,000	94,750
Occupancy	157,060	160,390	328,010	334,461
Deposit insurance premium	14,465	16,430	31,565	32,826
Legal and professional services	102,398	100,949	197,933	189,650
Data processing	148,855	161,121	335,443	315,894
Loan expense	172,623	193,862	337,035	362,669
Valuation adjustments and expenses on foreclosed real estate	6,419	11,788	12,003	20,800
Other	315,864	412,323	598,751	676,739
Total other expenses	2,148,975	2,207,109	4,213,589	4,143,729
Income before income tax expense	567,811	468,577	1,162,747	1,120,319
Income tax expense	133,199	112,704	328,064	284,864
Net income	$434,612	$355,873	$834,683	$835,455
Basic earnings per share	$0.14	$0.11	$0.26	$0.26
Diluted earnings per share	$0.14	$0.11	$0.26	$0.26
Dividends per share	$0.43	$0.05	$0.49	$0.165

Ottawa Bancorp, Inc. & Subsidiary
Selected Financial Data and Ratios
(Unaudited)
	At June 30,	At December 31,
	2019	2018
	(In thousands, except per share data)
Financial Condition Data:
Total Assets	$301,556	$292,836
Loans, net (1)	245,112	235,926
Securities available for sale	24,926	25,534
Deposits	228,993	223,449
Stockholders' Equity	50,560	52,824
Book Value per common share	$15.69	$15.73
Tangible Book Value per common share (2)	$15.42	$15.47
(1) Net of loans in process, deferred loan (cost) fees and allowance for loan losses.
(2) Non-GAAP measure. Excludes goodwill and core deposit intangible.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands, except per share data)		(In thousands, except per share data)
Operations Data:
Total interest and dividend income	$3,087	$2,756	$6,180	$5,343
Total interest expense	740	449	1,422	830
Net interest income	2,347	2,307	4,758	4,513
Provision for loan losses	170	187	300	313
Total other income	540	556	919	1,064
Total other expense	2,149	2,207	4,214	4,144
Income tax expense	133	113	328	285
Net income	$435	$356	$835	$835
Basic earnings per share	$0.14	$0.11	$0.26	$0.26
Diluted earnings per share	$0.14	$0.11	$0.26	$0.26
Dividends per share	$0.43	$0.05	$0.49	$0.165

	At or for the Three Months Ended		At or for the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Performance Ratios:
Return on average assets (5)	0.30%	0.52%	0.58%	0.63%
Return on average stockholders' equity (5)	1.48	2.71	2.85	3.17
Average stockholders' equity to average assets	20.14	19.26	20.19	19.73
Stockholders' equity to total assets at end of period	16.77	19.16	16.77	19.16
Net interest rate spread (1) (5)	3.20	3.48	3.28	3.48
Net interest margin (2) (5)	3.45	3.66	3.52	3.64
Average interest-earning assets to average interest-bearing liabilities	122.3	124.06	122.67	123.91
Other expense to average assets	0.73	0.81	1.45	1.55
Efficiency ratio (3)	74.44	77.11	74.23	74.35
Dividend payout ratio	188.46	45.45	141.03	63.46

	At or for the Six Months Ended	At or for the Twelve Months Ended
	June 30,	December 31,
	2019	2018
	(unaudited)
Regulatory Capital Ratios (4):
Total risk-based capital (to risk-weighted assets)	21.85%	21.08%
Tier 1 core capital (to risk-weighted assets)	20.62	19.88
Common equity Tier 1 (to risk-weighted assets)	20.62	19.88
Tier 1 leverage (to adjusted total assets)	15.45	15.16
Asset Quality Ratios:
Net charge-offs to average gross loans outstanding (5)	0.23	0.16
Allowance for loan losses to gross loans outstanding	1.07	1.10
Non-performing loans to gross loans (6)	0.75	0.63
Non-performing assets to total assets (6)	0.70	0.54
Other Data:
Number of full-service offices	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents total other expenses divided by the sum of net interest income and total other income.
(4) Ratios are for Ottawa Savings Bank.
(5) Annualized.

(6) Non-performing assets consist of non-performing loans, foreclosed real estate, and other foreclosed assets. Non-performing loans consist of all loans 90 days or more past due and all loans no longer accruing interest.